AMENDED AND RESTATED EXPENSE REIMBURSEMENT, FEE WAIVER AND RECOVERY
                                   AGREEMENT

      THIS AMENDED AND RESTATED EXPENSE REIMBURSEMENT, FEE WAIVER AND RECOVERY AGREEMENT (this "Agreement") is entered into between First Trust Variable Insurance Trust, a Massachusetts business trust (the "Trust"), and First Trust Advisors L.P., an Illinois limited partnership ("FTA"), as of March 17, 2014.

                                   RECITALS:

      A. WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      B. WHEREAS, the Trust is authorized to issue Class I and Class II shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets (each, a "Fund, and collectively, the "Funds");

      C. WHEREAS, FTA is the investment adviser to the Funds and is responsible for the selection and ongoing monitoring of the securities in the Funds' portfolios and certain other services necessary for the management of the Funds and is paid an annual management fee by each Fund;

      E. WHEREAS, the Trust intends to offer shares of the Funds as set forth on Exhibit A, which may be amended from time to time, to separate accounts of both affiliated and unaffiliated insurance companies to serve as the investment vehicle for variable annuity contracts and variable life insurance contracts ("Variable Contracts"). The insurance companies that elect to purchase shares of one or more Funds are collectively referred to herein as "Participating Insurance Companies." The Trust may also offer and sell shares representing interests in the Funds directly to qualified pension and retirement plans ("Qualified Plans" or "Plans") outside the separate account context;

      F. WHEREAS, FTA has agreed to waive management fees and reimburse certain expenses to prevent a Fund's Expense Ratio from exceeding a particular Expense Cap (as such terms are hereinafter defined) for a term provided herein; provided, however, FTA has reserved the right to seek restitution of any fees waived and expenses reimbursed within three years to the extent that such restitution would not cause a Fund to exceed the current Expense Cap; and

      G. WHEREAS, FTA and the Trust desire to more fully describe and document the above-described fee waivers, expense reimbursements and recovery all in accordance with the terms and provisions hereinafter set forth.

      NOW, THEREFORE, IN CONSIDERATION of the foregoing facts and other good and valuable consideration, the parties hereto hereby agree as follows:

      Section 1. Definitions. The following terms shall have the following definitions in this Agreement:

      "Expense Ratio" is defined as a Fund's annual investment management fees and expenses (excluding taxes, interest, all brokerage commissions, other normal charges incident to the purchase and sale of portfolio securities, and extraordinary expenses) as a percentage of such Fund's daily net asset value.

      "Expense Cap" shall be equal to an Expense Ratio for the Funds as set forth on Exhibit A.

      Section 2. Waiver of Fees and Reimbursement of Expenses. On a Fund by Fund basis, FTA will waive investment management fees payable to it by a Fund and/or reimburse a Fund for other expenses borne by such Fund up to such Fund's respective Expense Cap set forth in Exhibit A for the term set forth in Exhibit A (the "Expense Cap Term"), subject to FTA's right to recover such fees and expenses set forth in Section 3. The aggregate amount of investment management fees waived and expenses reimbursed for a Fund from time to time under this Agreement for a particular Fund shall collectively be referred to as the "Reimbursed Amount." The Reimbursed Amount shall be accrued and paid on a monthly basis for each Fund but calculated and settled on an annual fiscal year basis.

      Section 3. Recovery. To the extent that the Expense Ratio of a particular Fund is less than such Fund's applicable Expense Cap, FTA may recover a portion of the Reimbursed Amount for such Fund equal to the amount of the Expense Cap less the actual Expense Ratio for such Fund (the "Recovered Amount") for up to three (3) years from the date the fee or expense was incurred during the Expense Cap Term (the "Recovery Period"). The Recovered Amount shall be accrued and paid on a monthly basis for each Fund but calculated and settled on an annual fiscal year basis. Under no circumstances, however, will FTA be eligible to recover any of the Reimbursed Amount if such recovery would cause the Expense Ratio for a particular Fund to exceed such Fund's Expense Cap for the most recent fiscal year period for which the Expense Cap was in place. Accordingly, if during the Recovery Period the Expense Cap is no longer in place, FTA may not recover any portion of the Reimbursed Amount if such recovery would cause the Fund's Expense Ratio to exceed the Fund's Expense Cap that was most recently in place. Nothwithstanding anything to the contrary herein, the obligations set forth in this Section 3 shall survive any termination of this Agreement as contemplated in Section 5.

      Section 4. FTA's fund accounting department shall develop and maintain appropriate internal accounting policies and procedures to monitor and calculate the Reimbursed Amount and the Recovered Amount on a monthly basis for each Fund.

      Section 5. Term and Continuation. This Agreement shall be effective on the date provided on Exhibit A (the "Effective Date") for each respective Fund. This Agreement shall continue in effect for each respective Fund until the end of such Fund's Recovery Period unless the Agreement is continued for additional periods as agreed to by the parties. This Agreement may be terminated by the Trust on behalf of a Fund at any time and by FTA after the expiration of the Expense Cap Term of a particular Fund upon sixty (60) days' written notice to the other party. Notwithstanding the foregoing, this Agreement shall terminate immediately with respect to a Fund in the event that the investment advisory agreement between the Trust for such Fund and FTA is either (i) terminated for any reason or (ii) not renewed by the Board of Trustees.

      Section 6. Notices. Any notice shall be sufficient when sent by registered or certified mail to the other party at the address of such party, set forth below such party's signature on this Agreement.

      Section 7. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to such subject matter. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. No assignment by either party shall be of any force except with the prior written consent of the other party.

      Section 8. Governing Law; Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois (without regard to principles of law), including all matters of construction, validity, and performance; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Securities and Exchange Commission. If any provision of this Agreement shall be held or made invalid by a court's decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

      Section 9. Limitation of Liability; Miscellaneous. All parties hereto are expressly put on notice of the Trust's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts and the limitation of shareholder and trustee liability contained therein. This Agreement is executed on behalf of the Trust (and its Funds) by the Trust's officers as officers and not individually and the obligations imposed upon the Trust (and its Funds) by this Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the applicable Fund, and persons dealing with the Trust or a Fund must look solely to the assets of the applicable Fund for the enforcement of any claims.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST TRUST ADVISORS L.P.               FIRST TRUST VARIABLE INSURANCE TRUST

By  /s/ Mark R. Bradley                 By  /s/ Mark R. Bradley
  --------------------------------        --------------------------------------

Address: First Trust Advisors L.P.      Address: 120 E. Liberty Drive, #400
         120 E. Liberty Drive, #400              Wheaton, Illinois  60187
         Wheaton, Illinois  60187                Fax: (630) 517-7437
         Fax: (630) 517-7437                     Attention: Mark R. Bradley, President
         Attention: Mark R. Bradley

                                   EXHIBIT A


NAME OF FUND                                             EXPENSE CAP
                                                       (OF AVERAGE NET       EFFECTIVE          EXPENSE
                                                           ASSETS)              DATE            CAP TERM

First Trust/Dow Jones Dividend & Income Allocation          1.20%            05/01/2012        05/01/2015
Portfolio Class I

First Trust/Dow Jones Dividend & Income Allocation           .95%            05/01/2014        05/01/2015
Portfolio Class II

First Trust Multi Income Allocation Portfolio               1.20%            05/01/2014        05/01/2016
Class I

First Trust Multi Income Allocation Portfolio                .95%            05/01/2014        05/01/2016
Class II

Effective March 17, 2014.